Exhibit 10.3

[EMPLOYEE STOCK FORM]

VENTAS, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into as of the            day of                     , by and between VENTAS, INC., a Delaware corporation (the “Company”), and                               , an employee of the Company (“Employee”), pursuant to Ventas, Inc. 2012 Incentive Plan (the “Plan”).

AGREEMENT:

The parties agree as follows:

1.                                      Issuance of Common Stock.  The Company shall cause to be issued to Employee                          (                  ) shares of Common Stock (the “Shares”).  Any certificates representing the Shares, together with a stock power duly endorsed in blank by Employee, shall be deposited with the Company to be held by it until the restrictions imposed upon the Shares by this Agreement have expired.

2.                                      Vesting of Shares.  If Employee has not forfeited any of the Shares, the restriction on the Transfer (as defined herein) of the Shares shall expire with respect to [one-third of the Shares on                       , and shall expire with respect to an additional one-third of the Shares on                                   , and shall expire with respect to the balance of the Shares on                                     ](1) [alternative vesting schedule].  Upon expiration of the restriction against Transfer of any of the Shares pursuant to this Section 2, the Shares shall vest.  Notwithstanding the foregoing, [(i)] in the event of [(A) a Change in Control] or (B) the death or Disability of Employee [or (C) termination of Employee’s employment by the Company without Cause or by Employee with Good Reason (as such terms are defined in Employee’s employment agreement)] [or (D) retirement on or after age          (“Retirement”)], the Shares shall automatically vest and all restrictions on the Shares shall lapse [and (ii) in the event of termination of Employee’s employment by the Company without Cause or by Employee with Good Reason (as such terms are defined in Employee’s employment agreement), for purposes of vesting of the Shares, Employee shall be treated as having one additional year of service from the date of termination of employment].(2)

3.                                      Forfeiture of Shares.  If Employee’s employment by the Company is terminated for any reason other than death or Disability [or termination by the Company without Cause or by Employee with Good Reason (as such terms are defined in Employee’s employment agreement)] (3) [or Retirement], all Shares which have not vested in accordance with Section 2 of this Agreement shall be forfeited and reconveyed to the Company by Employee without additional consideration, and Employee shall have no further rights with respect thereto.

(1)  Use this schedule if the restricted stock vests in three equal installments.

(2)  For executive officers, other than the CEO, insert (i) and (ii) but not clause (C); for the CEO, insert clause (C) but not (i) or (ii).

(3)  For CEO only.

4.                                      Restriction on Transfer of Shares.  Employee shall not Transfer any of the Shares owned by Employee until such restriction on the Transfer of the Shares is removed pursuant to this Agreement.  For purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.

5.                                      Rights as Stockholder.  Unless the Shares are forfeited, Employee shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders [and to receive all dividends and other distributions paid on such Shares].  [If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.]

6.                                      Restrictive Legend.  Each certificate representing the Shares may bear the following legend:

The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer (including conditions of forfeiture) as set forth in the Ventas, Inc. 2012 Incentive Plan and in the related Restricted Stock Agreement.  A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Ventas, Inc.

When the Shares have become vested, Employee shall have the right to have the preceding legend removed from the certificate representing such vested Shares.

7.                                      Agreement Does Not Grant Employment Rights.  The granting of Shares shall not be construed as granting to Employee any right to employment by the Company.  The right of the Company to terminate Employee’s employment at any time, for any reason, with or without cause, is specifically reserved.

8.                                      Section 83(b) Election Under the Code and Tax Withholding.  If Employee timely elects, under Section 83(b) of the Code, to include the fair market value of the Shares on the date hereof in Employee’s gross income for the current taxable year, Employee agrees to give prompt written notice of such election to the Company.  Employee hereby acknowledges that the Company will be obligated to withhold taxes for amounts whenever includable in Employee’s income (regardless of whether a Section 83(b) election is made) and hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law, including without limitation the right to deduct from payments of any kind otherwise due to Employee.  Employee shall have the right to elect to satisfy, in whole or in part, Employee’s tax withholding obligations by having the Company withhold Shares.

9.                                      Miscellaneous.

(a)                                 Incorporation of Plan.  Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving and the terms of which are incorporated by reference.

(b)                                 Recoupment of Awards.  All Shares, including Shares that have vested in accordance with Section 3 of this Agreement, shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.

(c)                                  Captions.  The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

(d)                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

(e)                                  Defined Terms.  All capitalized terms not defined herein shall have the meanings set forth in the Plan, unless a different meaning is plainly required by the context.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

VENTAS, INC.

By:
Title:

[NAME]